Exhibit 15

July 10, 2025

To the Board of Directors and Stockholders of Delta Air Lines, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of Delta Air Lines, Inc. for the registration of 9,600,000 shares of its common stock pertaining to the Delta Air Lines, Inc. Performance Compensation Plan of our reports dated April 9, 2025 and July 10, 2025 relating to the unaudited condensed consolidated interim financial statements of Delta Air Lines, Inc. that are included in its Forms 10-Q for the quarters ended March 31, 2025 and June 30, 2025.

/s/ Ernst & Young LLP